EXHIBIT 99.1

JEFFREY W. JONES TO JOIN DIAMOND RESORTS BOARD OF DIRECTORS

LAS VEGAS, Nevada, (April 2, 2015) — Diamond Resorts International, Inc., (NYSE: DRII) today announced the appointment of Jeffrey W. Jones as an independent director, effective immediately following the Company’s Annual Meeting of Stockholders, scheduled for May 19, 2015. Mr. Jones appointment will expand the Diamond Resorts Board of Directors to ten directors.

“We are fortunate to have Jeff join our Board,” said David Palmer, Chief Executive Officer of Diamond Resorts International. “His extensive experience and leadership in the hospitality, lodging and real estate industries and proven financial acumen will be of great value to both our stakeholders and our team members. We look forward to his contributions.”

Mr. Jones most recently served as Chief Financial Officer and a member of the Board of Directors for Vail Resorts, a publicly held resort management company. Prior to Vail Resorts, Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. He currently serves on the Board of Directors for Noodles & Company, a publicly held fast casual restaurant chain, and Summit Hotel Properties, a publicly held real estate investment trust. He also sits on the Board of Directors for privately held Hershey Entertainment and Resorts, an entertainment and hospitality company. Mr. Jones is also a member of the US Bank Advisory Board and a member of the board of the Leeds School of Business, University of Colorado Boulder.

Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College and is a member of the American Institute of Certified Public Accountants (AICPA).

About Diamond Resorts International®
Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.

Media Contact:

Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@DiamondResorts.com

Investor Contact:
Sloane & Company
Erica Bartsch
Tel: 1.212.446.1875
ebartsch@sloanepr.com